UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 12, 2010
MGM RESORTS INTERNATIONAL
(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or		Identification No.)
organization)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On October 12, 2010, MGM Resorts International (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Tracinda Corporation (the “Selling Stockholder”) and Barclays Capital Inc. (the “Underwriter”). Pursuant to the Underwriting Agreement, the Company agreed to issue and sell to the Underwriter, and the Underwriter agreed to purchase for resale to the public, 40,900,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) and 27,782,000 shares of Common Stock from the Selling Stockholder. In addition, the Company and the Selling Stockholder each granted a 30-day option to the Underwriter to purchase additional shares to cover overallotments, wherein the Underwriter may purchase up to an additional 6,135,000 shares of Common Stock from the Company and 4,167,300 shares of Common Stock from the Selling Stockholder.
The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated by reference herein.
The Company received net proceeds from this transaction of approximately $511 million, which the Company intends to use for general corporate purposes, including the repayment of debt. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholder.
Weil, Gotshal & Manges LLP, counsel to the Company, has issued an opinion to the Company, dated October 18, 2010, regarding the legality of the Common Stock to be sold in the offering. A copy of the opinion is filed as Exhibit 5.1 hereto.
Item 9.01. Financial Statements and Exhibits
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits:

Exhibit 1.1	Underwriting Agreement, dated October 12, 2010, among MGM Resorts International, Tracinda Corporation and Barclays Capital Inc.

Exhibit 5.1	Opinion of Weil, Gotshal & Manges LLP

Exhibit 23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM Resorts International
Date: October 18, 2010	By:	/s/ Troy E. McHenry
		Name:	Troy E. McHenry
		Title:	Vice President, Deputy General Counsel & Assistant Secretary

EXHIBIT INDEX

Exhibit	Description
Exhibit 1.1	Underwriting Agreement, dated October 12, 2010, among MGM Resorts International, Tracinda Corporation and Barclays Capital Inc.

Exhibit 5.1	Opinion of Weil, Gotshal & Manges LLP

Exhibit 23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto)

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